EXHIBIT 99.1
First Industrial Realty Trust, Inc.
311 South Wacker Drive
Suite 4000
Chicago, IL 60606
312/344-4300
FAX: 312/922-9851
MEDIA RELEASE
FIRST INDUSTRIAL REALTY TRUST REPORTS
SECOND QUARTER 2007 RESULTS
Raises 2007 FFO Guidance by $0.05 Per Share
•	6.3% Increase in Same Property Net Operating Income

•	Occupancy Up to 94.6%; Rental Rates Grew 3.5%

•	Purchased 1,100 Acres of Land in High Growth Markets

•	Developable Land Now Totals More Than 3,400 Acres; Buildable to 59 Million S.F.

•	Entered Canada with New Offices Serving the Toronto and Calgary/Edmonton Markets

•	Announces Expansion into The Netherlands and Belgium

•	Adds New $505 Million Program To Invest in Core Assets with UBS Wealth

Management-North American Property Fund Limited (UBS-NAPF)
CHICAGO, July 24, 2007 – First Industrial Realty Trust, Inc. (NYSE: FR), a leading provider of industrial real estate supply chain solutions, today announced results for the quarter ended June 30, 2007. Diluted net income available to common stockholders per share (EPS) was $0.67, up 8% from $0.62 in second quarter 2006. Second quarter funds from operations (FFO) grew to $1.17 per share/unit on a diluted basis from $1.12 per share/unit a year ago.
“Given our strong results in the first half of the year, we now expect FFO per share to grow 10% in 2007 using the midpoint of our new guidance range,” said Mike Brennan, president and CEO. “Growth has been broad based across First Industrial with higher net operating income from rising occupancy and rental rates, solid performance from our joint ventures, and more net economic gains from properties that we harvest.”
Mr. Brennan added, “To fuel future growth, we purchased 1,100 acres of strategic land sites during the quarter, we expanded into Canada by opening new offices serving the Toronto and Calgary/Edmonton markets, and we are expanding into The Netherlands and Belgium, which we announced separately today. The common theme for all of these actions is our strategy to capitalize on growing customer demand for industrial space driven by rising international trade and containerized cargo volume, and the need for new supply chains to accommodate this growth.”
< more >

Portfolio Performance for On Balance Sheet Properties
•	6.3% growth in same property net operating income (NOI) on a cash basis, up from 2.2% in second quarter 2006. Excluding lease termination fees, same property cash basis NOI increased 4.1%

•	Occupancy rose to 94.6% from 92.2% in second quarter 2006

•	3.5% increase in rental rates

•	Retained tenants in 72% of square footage up for renewal
Total net operating income grew 7% from second quarter 2006 driven by rising occupancy and rental rates. Rental rate growth was 3.5% from negative 0.5% in second quarter 2006. Leasing costs were $2.03 per square foot.
Investment Performance: Second Quarter 2007

	2nd Quarter		Six Months
	2007	(in millions)	2007	(in millions)

Balance Sheet Investment/Disposition Activity

Property Acquisitions		$123.4		$273.0
Square Feet	2.4 million		5.8 million
Stabilized Weighted Average Capitalization Rate	8.1%		8.6%
Developments Placed in Service		$48.8		$58.2
Square Feet	1.0 million		1.1 million
Stabilized Weighted Average Capitalization Rate	9.3%		9.0%
Land Acquisitions		$10.9		$39.1

Total Investments		$183.1		$370.3

Property Sales		$232.0		$449.7
Square Feet	4.1 million		8.1 million
Weighted Average Capitalization Rate	7.3%		7.2%
Land Sales		$0.0		$5.4

Total Dispositions		$232.0		$455.1

Joint Venture Investment/Disposition Activity

Investments
2005 Development/Redevelopment — Acquisitions		$109.1		$162.7
2005 Development/Redevelopment — Placed in Service		$22.9		$62.7
2006 Strategic Land and Development		$162.0		$201.1

Total Joint Venture Investments		$294.0		$426.5

Dispositions
2005 Development/Redevelopment		$73.9		$125.1
2005 Core		$249.6		$324.6
1998 Core		$0.0		$43.8
2003 Net Lease		$0.0		$3.3

Total Joint Venture Dispositions		$323.5		$496.8

< more >

“We significantly expanded our land inventory during the quarter, adding nearly 1,100 acres to our balance sheet and joint ventures, including the largest land acquisition in our history — a 537 acre parcel in West Palm Beach County for the development of up to 6.2 million square feet of distribution, light industrial, and R&D/flex space,” said Johannson Yap, chief investment officer. “We are now targeting total land acquisitions and development starts of $1.1 billion for 2007, up from our initial target of $750 million.”
Land and Development
Developable land now totals 3,465 acres including 2,924 acres in joint ventures and 541 acres on balance sheet. Total land positions can now accommodate approximately 59 million square feet of additional development. Developments in process include an estimated investment of $190 million in the joint ventures and $266 million on balance sheet.
Investment Pipeline and Third Quarter To-Date Investments
Third quarter to-date, $145 million of acquisitions have already been completed, which combined with developments currently and soon to be under construction of $885 million and acquisitions under contract or letter of intent of $698 million, total $1.7 billion. The breakdown is as follows:

(millions)	Balance Sheet	Joint Ventures	Total

Developments	$342	$543	$885

Acquisitions	$249	$594	$843

Total	$591	$1,137	$1,728

Solid Financial Position
•	Fixed-charge coverage was 3.1 times and interest coverage was 3.7 times for the quarter

•	96% of real estate assets are unencumbered by mortgages

•	7.8 years weighted average maturity for permanent debt

•	100% of permanent debt is fixed rate
In July, First Industrial formed a new $505 million Core Asset Program with UBS Wealth Management-North American Property Fund Limited (UBS-NAPF). This new program is the second with UBS-NAPF and provides another unique capital source to serve the growing industrial real estate needs of corporate customers.
The new program will target high-quality, core industrial properties throughout the United States for long-term hold. UBS-NAPF will be the sole capital provider for all investments. As manager of the program, First Industrial will receive various fees and performance-based incentives.
“Our joint ventures provide us with significant capacity for future growth — as we purchase major land parcels for future development in strategic markets, acquire properties for repositioning, and purchase net lease properties,” said Mike Havala, chief financial officer. “Given the favorable performance of our ventures, we have also increased the capital capacity of certain programs. Since December of last year, we have added more than $600 million to our first joint venture with the California State Teachers’ Retirement System, and $505 million in a new program with UBS-NAPF for core acquisitions.”
< more >

Supplemental Reporting Measure
First Industrial defines FFO as net income available to common stockholders, plus depreciation and amortization of real estate, minus accumulated depreciation and amortization on real estate sold. The National Association of Real Estate Investment Trusts (“NAREIT”) has provided a recommendation on how real estate investment trusts (REITs) should define funds from operations (“FFO”). NAREIT suggests that FFO be defined as net income, excluding gains (or losses) from the sale of previously depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
NAREIT has also clarified that non-recurring charges and gains should be included in FFO.
Importantly, as part of its guidance concerning FFO, NAREIT has stated that the “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.” As a result, modifications to the NAREIT calculation of FFO are common among REITs.
First Industrial calculates FFO to include all cash gains and losses on all industrial property sales whether depreciation is or is not accumulated under the GAAP accounting rules. The Company believes that FFO inclusive of all cash gains and losses is a better performance measure because it reflects all the activities of the Company and better reflects the Company’s strategy, which includes investing in real estate; adding value through redevelopment, leasing and repositioning; and then selling the improved real estate in order to maximize investment returns. The Company provides additional disclosure on net economic gains in its quarterly supplemental.
Outlook for 2007
Mr. Brennan stated, “Demand for industrial space is strong in virtually all of our markets, and the outlook for the remainder of 2007 is positive given solid industry fundamentals.”
Mr. Brennan added, “First Industrial’s guidance range for 2007 FFO per share/unit is $4.45 to $4.65 and $2.25 to $2.45 for EPS. On balance sheet investment volume assumptions for 2007, which include both developments placed in service and acquisitions, range from $800 million to $900 million with a 7.5% to 8.5% average cap rate. On balance sheet sales volume in 2007 is assumed to be $900 million to $1 billion with a 6.5% to 7.5% average cap rate. Book gains from property sales/fees are estimated to be $185 million to $195 million. Our assumption for net economic gains for on balance sheet transactions in 2007 is between $125 million and $135 million.
Our estimate for First Industrial’s FFO from joint ventures in 2007 is between $57 million and $62 million. Joint venture investment volume assumptions for 2007, which include both new developments and acquisitions, range from $1.2 billion to $1.3 billion. Joint venture sales volume in 2007 is assumed to be approximately $1.1 billion to $1.2 billion.”

	Low End of	High End of
	Guidance for	Guidance for	Low End of	High End of
	3Q 2007	3Q 2007	Guidance for 2007	Guidance for 2007
	(Per share/unit)	(Per share/unit)	(Per share/unit)	(Per share/unit)
Net Income Available to Common Stockholders	$0.46	$0.56	$2.25	$2.45
Add: Real Estate Depreciation/Amortization	0.86	0.86	3.40	3.40
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(0.25)	(0.25)	(1.20)	(1.20)

FFO	$1.07	$1.17	$4.45	$4.65

< more >

Mr. Brennan continued, “A number of factors could impact our ability to deliver results in line with our assumptions, such as interest rates, the overall economy, the supply and demand of industrial real estate, the timing and yields for divestment and investment, and numerous other variables. There can be no assurance that First Industrial can achieve such results for 2007. However, I believe that First Industrial has the proper strategy, infrastructure, and capabilities to deliver such results.”
First Industrial Realty Trust, Inc. (NYSE: FR) provides industrial real estate solutions for every stage of a customer’s supply chain, no matter how large or complex. Across more than 30 markets in the United States, Canada, The Netherlands and Belgium, our local market experts buy, (re)develop, lease, manage and sell industrial properties, including all of the major facility types – R&D/flex, light industrial, manufacturing, and regional and bulk distribution centers. We continue to receive leading customer service scores from Kingsley Associates, an independent research firm, and in total, we own and manage more than 100 million square feet of industrial space. For more information, please visit us at www.firstindustrial.com.
This press release contains forward-looking information about the Company. A number of factors could cause the Company’s actual results to differ materially from those anticipated, including changes in: national, international, regional and local economic conditions generally and real estate markets specifically, legislation/regulation (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company’s current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs, changes in general accounting principles, policies and guidelines applicable to real estate investment trusts, and risks related to doing business internationally (including foreign currency exchange risks). For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.
A schedule of selected financial information is attached.
First Industrial Realty Trust, Inc. will host a quarterly conference call at 11:00 a.m. CDT, 12:00 p.m. EDT, on Wednesday, July 25, 2007. The call-in number is (888) 693-3477 and the passcode is “First Industrial.” The conference call will also be webcast live on First Industrial’s web site, www.firstindustrial.com, under the “Investor Relations” tab. The replay will also be available on the web site.
The Company’s first quarter supplemental information can be viewed on First Industrial’s website, www.firstindustrial.com, under the “Investor Relations” tab.

Contact:	Sean P. O’Neill
SVP, Investor Relations and Corporate Communications
312-344-4401

Art Harmon
Sr. Manager, Investor Relations and Corporate Communications
312-344-4320
< more >

FIRST INDUSTRIAL REALTY TRUST, INC.
Selected Financial Data
(In thousands, except for per share/unit and property data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Statement of Operations and Other Data:
Total Revenues	$115,036	$90,064	$230,328	$176,282

Property Expenses	(34,873)	(29,171)	(68,451)	(59,715)
Build to Suit For Sale Costs	(2,930)	—	(6,131)	(666)
Contractor Expenses	(4,123)	—	(8,959)	—
General & Administrative Expense	(22,380)	(18,236)	(45,171)	(35,872)
Depreciation of Corporate F,F&E	(491)	(448)	(962)	(864)
Depreciation and Amortization of Real Estate	(39,949)	(34,365)	(77,906)	(65,707)

Total Expenses	(104,746)	(82,220)	(207,580)	(162,824)

Interest Income	225	260	485	899
Interest Expense	(29,667)	(29,744)	(59,568)	(59,232)
Amortization of Deferred Financing Costs	(824)	(603)	(1,644)	(1,223)
Mark-to-Market/Loss on Settlement of Interest Rate Protection Agreements (a)	—	—	—	(170)
Loss from Early Retirement of Debt	(108)	—	(254)	—

Loss from Continuing Operations Before Equity in Net Income of Joint Ventures, Income Tax (Provision) Benefit and Minority Interest Allocable to Continuing Operations	(20,084)	(22,243)	(38,233)	(46,268)

Equity in Net Income of Joint Ventures (b)	11,626	7,307	17,257	7,273
Income Tax (Provision) Benefit	(118)	983	1,607	6,951
Minority Interest Allocable to Continuing Operations	2,039	2,373	4,182	5,489

Loss from Continuing Operations	(6,537)	(11,580)	(15,187)	(26,555)

Income from Discontinued Operations (Including Gain on Sale of Real Estate of $59,429 and $51,999 for the Three Months Ended June 30, 2007 and 2006, respectively and $114,799 and $106,021 for the Six Months Ended June 30, 2007 and 2006, respectively (c))	61,325	57,281	119,747	115,248
Provision for Income Taxes Allocable to Discontinued Operations (Including a provision allocable to Gain on Sale of Real Estate of $11,070 and $7,625 for the Three Months Ended June 30, 2007 and 2006, respectively and $21,203 and $22,535 for the Six Months Ended June 30, 2007 and 2006, respectively)	(11,577)	(8,321)	(22,613)	(23,596)
Minority Interest Allocable to Discontinued Operations (c)	(6,238)	(6,370)	(12,239)	(12,007)

Income Before Gain on Sale of Real Estate	36,973	31,010	69,708	53,090

Gain on Sale of Real Estate	830	2,447	4,404	3,522
Provision for Income Taxes Allocable to Gain on Sale of Real Estate	(327)	(971)	(1,095)	(1,051)
Minority Interest Allocable to Gain on Sale of Real Estate	(63)	(192)	(417)	(324)

Net Income	37,413	32,294	72,600	55,237

Preferred Dividends	(5,671)	(5,029)	(11,606)	(10,048)
Redemption of Preferred Stock	(2,017)	—	(2,017)	(672)

Net Income Available to Common Stockholders	$29,725	$27,265	$58,977	$44,517

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO FFO (d) AND FAD (d)

Net Income Available to Common Stockholders	$29,725	$27,265	$58,977	$44,517

Add: Depreciation and Amortization of Real Estate	39,949	34,365	77,906	65,707
Add: Income Allocated to Minority Interest	4,262	4,189	8,474	6,842
Add: Depreciation and Amortization of Real Estate Included in Discontinued Operations	1,390	5,157	4,209	11,668
Add: Depreciation and Amortization of Real Estate — Joint Ventures (b)	2,284	3,090	4,962	5,507
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(15,546)	(16,562)	(34,711)	(27,406)
Less: Accumulated Depreciation/Amortization on Real Estate Sold — Joint Ventures (b)	(2,496)	(599)	(3,158)	(683)

Funds From Operations (“FFO”) (d)	$59,568	$56,905	$116,659	$106,152

Add: Loss from Early Retirement of Debt	108	—	254	—
Add: Restricted Stock Amortization	3,648	2,480	7,254	4,625
Add: Amortization of Deferred Financing Costs	824	603	1,644	1,223
Add: Depreciation of Corporate F,F&E	491	448	962	864
Add: Redemption of Preferred Stock	2,017	—	2,017	672
Less: Non-Incremental Capital Expenditures	(7,118)	(10,257)	(12,373)	(19,733)
Less: Straight-Line Rent	(2,843)	(2,503)	(5,505)	(4,984)

Funds Available for Distribution (“FAD”) (d)	$56,695	$47,676	$110,912	$88,819

FIRST INDUSTRIAL REALTY TRUST, INC.
Selected Financial Data
(In thousands, except for per share/unit and property data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO EBITDA (d) AND NOI (d)

Net Income Available to Common Stockholders	$29,725	$27,265	$58,977	$44,517

Add: Interest Expense	29,667	29,744	59,568	59,232
Add: Depreciation and Amortization of Real Estate	39,949	34,365	77,906	65,707
Add: Preferred Dividends	5,671	5,029	11,606	10,048
Add: Mark-to-Market/Loss on Settlement of Interest Rate Protection Agreements (a)	—	—	—	170
Add: Provision for Income Taxes	12,022	8,309	22,101	17,696
Add: Redemption of Preferred Stock	2,017	—	2,017	672
Add: Income Allocated to Minority Interest	4,262	4,189	8,474	6,842
Add: Amortization of Deferred Financing Costs	824	603	1,644	1,223
Add: Depreciation of Corporate F,F&E	491	448	962	864
Add: Depreciation and Amortization of Real Estate Included in Discontinued Operations	1,390	5,157	4,209	11,668
Add: Loss from Early Retirement of Debt	108	—	254	—
Add: Depreciation and Amortization of Real Estate — Joint Ventures (b)	2,284	3,090	4,962	5,507
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(15,546)	(16,562)	(34,711)	(27,406)
Less: Accumulated Depreciation/Amortization on Real Estate Sold — Joint Ventures (b)	(2,496)	(599)	(3,158)	(683)

EBITDA (d)	$110,368	$101,038	$214,811	$196,057

Add: General and Administrative Expense	22,380	18,236	45,171	35,872
Less: Net Economic Gains (d)	(36,201)	(32,836)	(71,015)	(67,997)
Less: Provision for Income Taxes	(12,022)	(8,309)	(22,101)	(17,696)
Less: Equity in FFO of Joint Ventures	(15,452)	(13,614)	(28,279)	(20,126)

Net Operating Income (“NOI”) (d)	$69,073	$64,515	$138,587	$126,110

RECONCILIATION OF GAIN ON SALE OF REAL ESTATE TO NET ECONOMIC GAINS (d)

Gain on Sale of Real Estate	830	2,447	4,404	3,522
Gain on Sale of Real Estate included in Discontinued Operations	59,429	51,999	114,799	106,021
Less: Provision for Income Taxes	(12,022)	(8,309)	(22,101)	(17,696)
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(15,546)	(16,562)	(34,711)	(27,406)
Add: Assignment Fees	—	792	3,275	792
Add: Income Taxes Allocable to FFO from Joint Ventures	3,510	2,469	5,349	2,764

Net Economic Gains (d)	$36,201	$32,836	$71,015	$67,997

Weighted Avg. Number of Shares/Units Outstanding — Basic	50,985	50,706	50,975	50,675
Weighted Avg. Number of Shares/Units Outstanding — Diluted (e)	50,985	50,706	50,975	50,675
Weighted Avg. Number of Shares Outstanding — Basic	44,471	44,006	44,441	43,947
Weighted Avg. Number of Shares Outstanding — Diluted (e)	44,471	44,006	44,441	43,947

Per Share/Unit Data:
FFO:
- Basic	$1.17	$1.12	$2.29	$2.09
- Diluted (e)	$1.17	$1.12	$2.29	$2.09
Loss from Continuing Operations Less Preferred Dividends and Redemption of Preferred Stock Per Weighted Average Common Share Outstanding:
- Basic	$(0.31)	$(0.35)	$(0.58)	$(0.80)
- Diluted (e)	$(0.31)	$(0.35)	$(0.58)	$(0.80)
Net Income Available to Common Stockholders Per Weighted Average Common Share Outstanding:
- Basic	$0.67	$0.62	$1.33	$1.01
- Diluted (e)	$0.67	$0.62	$1.33	$1.01
Dividends/Distributions	$0.7100	$0.7000	$1.4200	$1.4000

FFO Payout Ratio	60.8%	62.4%	62.0%	66.8%
FAD Payout Ratio	63.8%	74.4%	65.3%	79.9%

Balance Sheet Data (end of period):
Real Estate Before Accumulated Depreciation	$3,334,416	$3,181,985
Real Estate and Other Held For Sale, Net	65,927	73,260
Total Assets	3,314,664	3,167,180
Debt	1,979,729	1,819,440
Total Liabilities	2,190,073	2,011,366
Stockholders’ Equity and Minority Interest	$1,124,591	$1,155,814

a)	Represents the gain on settlement/mark to market of interest rate protection agreements that do not qualify for hedge accounting in accordance with Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities”.

b)	Represents the Company’s share of net income, depreciation and amortization of real estate and accumulated depreciation and amortization on real estate sold from the Company’s joint ventures in which it owns minority equity interests.

c)	In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 requires that the operations and gain (loss) on sale of qualifying properties sold and properties that are classified as held for sale be presented in discontinued operations. FAS 144 also requires that prior periods be restated.

d)	Investors in and analysts following the real estate industry utilize FFO, NOI, EBITDA and FAD, variously defined, as supplemental performance measures. While the Company believes net income available to common stockholders, as defined by GAAP, is the most appropriate measure, it considers FFO, NOI, EBITDA and FAD, given their wide use by and relevance to investors and analysts, appropriate supplemental performance measures. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets. NOI provides a measure of rental operations, and does not factor in depreciation and amortization and non-property specific expenses such as general and administrative expenses. EBITDA provides a tool to further evaluate the ability to incur and service debt and to fund dividends and other cash needs. FAD provides a tool to further evaluate the ability to fund dividends. In addition, FFO, NOI, EBITDA and FAD are commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value.

The Company calculates FFO to be equal to net income available to common stockholders, plus depreciation and amortization on real estate, minus accumulated depreciation and amortization on real estate sold. Accordingly, as calculated by the Company, FFO includes net economic gains resulting from all Company property sales as well as assignment fees. Assignment fees are earned when the Company assigns its interest in a purchase contract to a third party for consideration.

NOI is defined as revenues of the Company, minus property expenses such as real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses. NOI includes NOI from discontinued operations.

EBITDA is defined as NOI, plus the equity in FFO of the Company’s joint ventures, which are accounted for under the equity method of accounting, plus Net Economic Gains, minus general and administrative expenses. EBITDA includes EBITDA from discontinued operations.

FAD is defined as EBITDA, minus GAAP interest expense, minus preferred stock dividends, minus straight-line rental income, minus provision for income taxes, plus restricted stock amortization, minus non-incremental capital expenditures. Non-incremental capital expenditures are building improvements and leasing costs required to maintain current revenues.

FFO, NOI, EBITDA and FAD do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends and distributions. FFO, NOI, EBITDA and FAD should not be considered as substitutes for net income available to common stockholders (calculated in accordance with GAAP), as a measure of results of operations, or cash flows (calculated in accordance with GAAP) as a measure of liquidity. FFO, NOI, EBITDA and FAD, as calculated by the Company, may not be comparable to similarly titled, but variously calculated, measures of other REITs or to the definition of FFO published by NAREIT.

The Company also reports Net Economic Gains, which, effectively, measure the value created in the Company’s capital recycling activities. Net Economic Gains are calculated by subtracting from gain on sale of real estate (calculated in accordance with GAAP, including gains on sale of real estate classified as discontinued operations) the recapture of accumulated depreciation and amortization on real estate sold (excluding the recapture of accumulated amortization related to above/below market leases and lease inducements as this amortization is included in revenues and FFO) and the provision for income taxes (excluding taxes associated with joint ventures).

In addition, the Company considers cash-basis same store NOI (“SS NOI”) to be a useful supplemental measure of its operating performance. Beginning with the fourth quarter of 2006, the Company adopted the following definition of its same store pool of properties: Same store properties, for the period beginning January 1, 2007, include all properties owned January 1, 2006 and held as an operating property through the end of the current reporting period and developments that were placed in service or were substantially completed for 12 months prior to January 1, 2006 (the “Same Store Pool”). The Company defines SS NOI as NOI, less NOI of properties not in the Same Store Pool, less the impact of straight-line rent and the amortization of above/below market rent. For the quarters ended June 30, 2007 and 2006, NOI was $69,073 and $64,515, respectively; NOI of properties not in the Same Store Pool was $12,420 and $11,043 respectively; the impact of straight-line rent and the amortization of above/below market rent was $2,107 and $2,153, respectively. The Company excludes straight-line rents and above/below market rent amortization in calculating SS NOI because the Company believes it provides a better measure of actual cash basis rental growth for a year-over-year comparison. In addition, the Company believes that SS NOI helps the investing public compare the operating performance of a company’s real estate as compared to other companies. While SS NOI is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating our liquidity or operating performance. SS NOI also does not reflect general and administrative expenses, interest expenses, depreciation and amortization costs, capital expenditures and leasing costs, or trends in development and construction activities that could materially impact our results from operations. Further, the Company’s computation of SS NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating SS NOI.

e)	Pursuant to Statement of Financial Accounting Standard No. 128, “Earnings Per Share”, the diluted weighted average number of shares/units outstanding and the diluted weighted average number of shares outstanding are the same as the basic weighted average number of shares/units outstanding and the basic weighted average number of shares outstanding, respectively, for periods in which continuing operations is a loss, as the dilutive effect of stock options and restricted stock would be antidilutive to the loss from continuing operations per share.